EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

CHART INDUSTRIES

April 30, 2009

10:30 a.m. EDT

Moderator	Good morning, and welcome to the Chart Industries, Incorporated 2009 First Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. As a reminder today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until May 15, 2009. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statements. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s Web site or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. Mr. Biehl, you may begin your conference.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

M. Biehl	Thank you, Laura. Good morning, everyone. I’d like to thank all of you for joining us today. I’ll begin by giving you a brief overview and highlights of our first quarter results. And Sam Thomas, our Chairman, President and CEO, will provide highlights of the operating results for each of our business segments. I’ll then finish up by commenting on our revised outlook for 2009.

We’re pleased with our reported net income of $19.5 million or $0.68 per diluted share for the quarter, which represents an increase of 33% compared with $14.7 million or $0.51 per diluted share a year ago.

Sales for the quarter were $180 million and represented an increase of 6% compared to net sales of $170 million a year ago. The sales growth of $10 million was a result of our Energy and Chemical segment due to improved product mix and cost performance, partially offset by declines in both Distribution and Storage and BioMedical segment sales.

Our gross profit for the quarter was $63 million for 34.8% of sales compared with $52 million or 30.5% of sales a year ago. Our gross profit improvement was again led by our Energy and Chemical segment due to favorable product mix and improved project cost performance.

SG&A expenses for the quarter were $26 million or 14.4% of sales compared with $23 million or 13.5% of sales for the same quarter a year ago. This increase in SG&A expense was primarily due to variable sales commission cost related to increased E&C sales, bad debt expense as a result of the current economic environment and approximately $500,000 in severance costs associated with work force reductions.

Net interest expense and amortization of financing costs for the quarter was $4.2 million compared to $5.2 million a year ago. This $1 million decrease reflects lower variable interest rates on our term loan debt, as well as lower debt outstanding as a result of our repurchase of $6.8 million of senior subordinated notes last September, as you may recall.

Income tax expense was $9.6 million for the first quarter and represented an effective tax rate of 32.8%. This compares with $6.6 million for the prior year quarter, which represented an effective tax rate of 31%. The increase in the first quarter effective tax rate was primarily due to increased domestic earnings, which are taxed at a higher rate.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

Cash provided by operations for the quarter was $26 million compared with cash provided by operations of $14 million for the prior year quarter. Our improved performance was largely due to the increase in net income as well as positive changes in working capital, particularly accounts payable and inventory.

Cash used in investing activities was about $300,000 in the first quarter. Capital expenditures of $2.3 million were largely offset by $2 million in proceeds from maturities in our short-term investments. Capital expenditures in the prior quarter were $3.7 million. For both periods capital expenditures were used primarily for continued facility automation and improvements to lower cost.

Our cash, including short-term investments, was over $177 million at the end of the quarter, up $23 million from the December 31, 2008 balance as we continue to generate positive cash flow in this difficult economic cycle.

I’ll now turn the call over to Sam Thomas, who will review our operating results and business segment highlights.

S. Thomas	Thank you, Michael, and good morning, everyone. We’re pleased with our financial performance during the first quarter, particularly in light of the difficult economic cycle we find ourselves operating in. Our performance was primarily driven by E&C with improved product mix and continued improvement in project execution as well as our timely implementation of cost reduction initiatives.

In anticipation of weakening business conditions that began late in the third quarter last year we have been proactive in our cost reduction initiatives, including reductions in headcount and associated benefits, travel and entertainment expenses and other costs. We also reduced our selling, marketing and outside service expenses to ensure that we appropriately align our cost structure with anticipated market conditions.

With order rates down, we’ve continued to implement these initiatives, including work force reductions. As a result of our initiatives to date, our total work force is now down over 5% from levels at December 31, 2008. We are planning further work force reductions, including voluntary separation programs implemented at our U.S. Distribution and Storage and BioMedical facilities.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

We expect that our reduction initiatives will bring our total work force down to 2,400 employees by the end of 2009 or a reduction of roughly 19% for the year. As we have indicated, other cost reductions may occur as business conditions warrant and have been developed as part of our contingency plans.

In addition we announced the shutdown of our Denver BioMedical facility in the second quarter. This facility produces MRI components for one customer. In addition, it produces liquid oxygen storage tanks and spare parts under U.S. government contracts. We intend to exit the MRI component product line; however the U.S. government contract work will be transferred to other Chart facilities. MRI components contributed approximately $6 million in annual sales in 2008 with below average margins. Faced with declining sales in this difficult economic cycle we have decided to exit the MRI product line.

With respect to specific segment highlights, at E&C sales increased 22% to $90.4 million for the quarter compared to $73.9 million for the same quarter in the prior year. Increased demand for Air Cooled Heat Exchangers and real progress on project execution has continued to provide benefits in comparison to the prior year quarter. E&C gross profit margin improved to 38.3% in the quarter compared to 29% for the same period in 2008. Product mix as well as improved project cost performance contributed to the margin improvement.

At our D&S segment, sales decreased by 7% to $69.4 million compared to $74.3 million for the first quarter of 2008. The decrease in sales reflects the impact of the stronger dollar against the euro and the Czech koruna, lower volume and prices due to reduction in raw material surcharge pass through. D&S gross profit margin declined slightly to 28.8% in the quarter compared to 29.5% a year ago.

Our BioMedical segment sales declined by 8% to $20.4 million for the quarter compared to $22.1 million for the same quarter a year ago. Lower volume in biological storage systems and other product sales contributed to the decline. Biological storage system sales decreased due to lower volume in the breeding market while other product sales decreased due to lower volume in both MRI components and U.S. government contract work. BioMedical gross profit margin improved to 39.4% in the quarter compared with 38.8% a year ago. This improvement was primarily due to product mix and pricing.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

Backlog at March 31, 2009 was $307.5 million, down 23% from December 31, 2008 backlog of $398.8 million. As expected, order intake continued to slow in the first quarter due to the diminishing global industrial and capital project activity.

Orders at E&C during the quarter were $17.8 million compared with $38.5 million in the fourth quarter of 2008. We have recorded some order cancellations, particularly in our brazed aluminum heat exchanger product line where we have seen $8 million in order cancellations since the market began softening in the fourth quarter. Our reported order intake is net of these cancellations. These cancellations were related to industrial gas, air separation plants for facility expansions in steel, non-ferrous metals and petro-chemical applications.

As we discussed last quarter, our Air Cooled Heat Exchanger business has continued to grow with demand from the U.S. domestic natural gas compression segment as well as new applications in the power industry. Orders and order prospects are holding up with our expectations.

We have seen increased proposal activity in our systems business within E&C, which historically has been a leading indicator of improved order intake. These proposals include both large LNG base load projects and mid-scale modular LNG plans, which is encouraging for late 2009, early 2010 orders.

Orders for D&S during the quarter were $52.1 million compared with $67.3 million in the fourth quarter of 2008. The D&S segment has experienced decline in orders in most product lines, especially in the domestic market due to the difficult economic cycle and the reduction in capital expenditures by our industrial gas customers. We do have significant quotation activity related to natural gas, vehicle fuel applications and virtual pipelines for small scale LNG transport and storage globally.

BioMedical orders in the quarter were $19.4 million compared to $21.1 million in the fourth quarter of 2008. The decrease is primarily due to lower demand in the biological storage market, particularly in the breeding market, and decreased order volume for MRI components and U.S. government contract work. Increased orders from international markets for medical respiratory products partially offset the decline.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

The current economic crisis is creating uncertainty around demand and project timing. Our strong balance sheet and liquidity position, ongoing cost reduction initiatives and flexible cost structure enable us to maximize margin and continue to generate free cash flow. We are well-positioned to take advantage of potential market and acquisition opportunities now and in the future with improving economic conditions.

Michael will now provide you with our revised outlook for the remainder of 2009.

M. Biehl	Thanks, Sam. Although our backlog provides good visibility for the second quarter and early third quarter of 2009, the uncertain economic conditions and order trend rate continue to hinder our ability to provide a forecast for the remainder of 2009 with confidence. We plan to continue implementing cost reduction initiatives to align our cost structure with expected market conditions.

Based on our current backlog, order expectation and planned cost reduction initiatives we are narrowing the range of our 2009 sales and earnings per share guidance. Sales are expected in the range of $600 million to $640 million and diluted earnings per share are anticipated to be in a range of $1.30 to $1.60 per share based on approximately 29 million weighted average shares outstanding.

Our updated guidance includes the expected cost for the shutdown of our Denver BioMedical facility and our voluntary separation programs, which are expected to result in charges of approximately $4 million, or $0.09 per diluted share, during the second quarter. Our updated guidance also reflects a $0.04 reduction in per share earnings for the year due to an increase in our effective tax rate forecasted for 2009.

I’d also like to point out that our initial 2009 outlook of $1.15 to $1.65 of diluted earnings per share did not include the impact of the Denver facility shutdown or the voluntary separation programs. Therefore, in effect our updated earnings guidance has improved as a result of our first quarter performance and our planned cost reduction initiative of approximately $12 million for the year, exclusive of severance costs.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

Thank you for participating in our conference. This concludes our prepared remarks. Laura, please open up the lines for questions and provide the participants with instructions for doing so.

Moderator	Certainly. Your first question comes from the line of Greg Dougherty. Mr. Dougherty, your line is open.

G. McKinley	Hi, it’s Greg McKinley. Guys, I wanted to ask a couple of quick questions on margins within your E&C segment, obviously, very strong. I wonder if you could point to anything in particular, maybe non-recurring in nature, that resulted in that or was it simply just broad contract execution and maybe also comment to the degree to which materials cost and some surcharges, which were previously implemented, is that having an effect on your margin view in that segment?

S. Thomas	Yes, all of those things are part of it. I’d say it’s relatively broad-based with attractive product mix being delivered, some of that related to premium or short delivery projects; others related to improved project execution, which has been probably the largest single contributor to the improvement in margins.

There is, obviously, some impact from the reduction in material costs, although there is not a lot of that since we’re pretty effectively hedged within the E&C business.

G. McKinley	Okay. So, given those comments I know historically there has been some volatility in margins within E&C; do you continue to view that as a business that targets sort of low 30% type of gross margin rates or are your expectations migrating north as a result of product mix?

M. Biehl	No. We would expect them to be in, over the year average, out to in sort of the 29% to 32% range.

G. McKinley	Yes, okay. You did talk a little bit about some improved order bidding activity, particularly for modular as well as some large scale LNG projects. Can you comment a little bit around some of the market drivers behind this? Are you seeing contract prices for LNG firm up, which are encouraging some improved appetite for capital spending? Or, what do you see driving some of that bid activity?

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

S. Thomas	All of these are Australasian projects where the long-term forecast for energy and, in particular, natural gas demand seems robust. And there are active FEEDs and even late stage FEED studies going on that there seems to be confidence that with marginally improving credit conditions that these projects make economic sense.

G. McKinley	Great. And maybe last question here; your backlog visibility I think you said gives you pretty good confidence through Q2 to early Q3, just some context for how we should interpret that. What is your revenue mix view implied in that $600 million guidance goal as the year progresses? I mean, is that very much front end loaded in the June quarter with a potential meaningful slowdown in the second half pending on how order activity stabilizes?

S. Thomas	That is correct. We’re currently forecasting based on our backlog with relatively modest assumptions of order intake going forward for the next two quarters. If the level of confidence in capital markets continues to improve, we believe there is upside to that although, obviously, if that is three to six months out we have limited ability for it to affect the fourth quarter results, it would be more an effect coming through in 2010 sales.

G. McKinley	Yes. Thank you.

Moderator	Your next question comes from the line of Jeff Spittel from Natixis Bleichroeder. Mr. Spittel, your line is open.

J. Spittel	Thanks, good morning, Sam, Michael. A follow-up question on the large scale LNG market. I appreciate the color about things looking like they may be picking up in the Australia/Asia region. In West Africa with some of those projects that are on the drawing board, can you talk a little bit about what you’re hearing from your customers over there? Certainly, there has been some unrest and gas feed stock issues. Are those the sorts of things that, I guess, would be pushing final investment decisions out into that kind of 2010, 2011 time frame?

S. Thomas	The comments from customers, the West African projects had been largely quiet. There have been recent comments that some of them are being re-examined. However, I would expect the political risk issue and also the entire world digesting the increased production of natural gas in the U.S. to also have an impact on the speed with which Atlantic basin LNG projects would be launched.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

J. Spittel	Sure. Okay. Then, I guess as a follow-up, if we can use your footprint in China as the canary in the coal mine, can you talk a little bit in broad terms about what you’re seeing over there, if there is any indication over the last several months that you’re seeing any sort of pick up in industrial activity there and what that might portend later in this year, 2010, in the D&S market?

S. Thomas	Talking about the broad industrial market in China as we have seen it, what we experienced was business held up in the third quarter and early fourth quarter well. It dropped precipitously in December and in the January period leading up to the lunar new year was extremely quiet, but just before the lunar new year and immediately after the strong action by the Chinese government with stimulus seemed to generate significant bidding activity and we’re seeing improved order intake now in April.

So, I’m hopeful. The general comments that have been in the press, people being encouraged with the decisiveness of the Chinese stimulus actions and the fact that they really seem to be helping the domestic economy we’re seeing mirrored in our levels of quotation and early indications of order intake activity.

J. Spittel	Great. Thanks very much for the color. Congrats on a great quarter, guys.

S. Thomas	Thank you, Jeff.

Moderator	Your next question comes from the line of Kevin Wenck of Polynous Capital Management.

K. Wenck	Good morning, Sam and Michael. A couple of follow-up questions about some things. The comment about an increase in recent bid activity, how widely spread is that geographically?

S. Thomas	Well, I was referring specifically to our Energy and Chemicals business. And, as I said, all of the active FEED studies that we’re quoting towards and seem to be moving towards final investment decisions are Australasian. They’re Indonesia, Australia or Papua New Guinea.

K. Wenck	So I would hear implied by that is there are still some areas where you’re just seeing no increase or interest in bid activity, or some geographical areas. Would that be correct?

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

S. Thomas	There is ongoing activity around the world. I guess second to those sizable LNG opportunities in Asia, there is continued work in the Middle East that looks interesting. There is continued work in China, but those are much earlier days for those. I think people are waiting for a resumption of some normalcy in the credit markets before we talk about it. You have to keep this in context, that global industrial activity and global energy consumption are still reporting declines.

K. Wenck	Okay. One small thing; the comment about bad debt expense. How much did that increase over the fourth quarter and how much did it increase over Q1 a year ago?

M. Biehl	About a million dollars. And the way we do our bad debt provision is as the accounts age we increase the provision. That doesn’t always mean that we won’t collect the account, but quarter-to-quarter it was about a million dollar increase. We’ve only had really one bankruptcy during that period, it was right after year-end and we recouped a large part of that receivable.

K. Wenck	Okay. It’s always purely related to aging; there’s no sort of cost valuation where if something just looks bad you’ll take additional reserves?

M. Biehl	No, it’s related to aging and also, if there are accounts that we know there are problems on or they’re in bankruptcy or we’ve already put it into collection, we will increase the reserve for those specifically.

K. Wenck	Okay. On to the backlog; given that you have a reasonable amount of longer-term projects, what would be a base level of backlog that you’re probably not going to drop below?

M. Biehl	Don’t know. I mean, we would expect as the year goes forward; our backlog right now is at a little over $300 million. It could drop into the sort of $250 million range, it could be higher than that, it could be lower than that. I mean it depends upon the timing of projects. Obviously, on the big LNG projects when the orders come in it’s very lumpy, as we saw last year with the Energy World order coming in of roughly $130 million that went into backlog, so it can really move it around quite a bit.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

K. Wenck	Okay. Then to give us some indication of how much business is coming out of backlog versus how much business can be booked and shipped within a quarter, in Q1, how much of the $180 million came out of backlog?

S. Thomas	We reported the decline in backlog for the quarter.

K. Wenck	Oh, so I can get to that from the order figures were, okay.

S. Thomas	Yes, the only thing you have to also add back are order cancellations, which we reported roughly $8 million. So, the decline in backlog is the amount that came out of backlog net of the order cancellations.

K. Wenck	Okay, so you’re still getting a reasonable amount of what would be intra-quarter turnaround in bookings and then shipments for revenue recognition?

S. Thomas	Yes, it’s different by business, but roughly the BioMedical business would be shipping on a two to four week basis from receipt of order; the D&S business on average would be shipping in roughly six to eight weeks for orders received; and the Energy and Chemical would be in the 20 to 40 week time frame.

K. Wenck	Okay, then one final question; the new revenue range, which I don’t look at as really that much of a drop or the $660 million that you originally gave, did that include the $5 million or $6 million in the MRI components where now the $640 million doesn’t, so it’s really only about a $15 million drop from the top end of the range?

M. Biehl	Well, it did include the MRI component. There would be still some MRI sales in the first quarter and the second quarter and it would represent about roughly a little over $2 million drop in sales related to the MRI components for the remainder of the year.

K. Wenck	And then what scenario gets you to $600 million for the year and what scenario gets you to $640 million for the year?

S. Thomas	That’s primarily dependent on order intake rate in the second and third quarters.

K. Wenck	Okay. Thanks for your help.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

Moderator	Your next question comes from the line of Basili Alukos of Morningstar. Your line is open.

B. Alukos	Hi, guys. Good morning. I just had a question about the effect that natural gas prices has on the business. I mean, obviously, there has been a huge falloff in the price of oil commodities, but natural gas really hasn’t risen and how do you see that affecting your business going forward?

S. Thomas	Short-term it has a dampening effect on the amount of domestic natural gas drilling and on the final investment decisions for LNG liquefaction projects because the returns don’t look as attractive if you assume lower natural gas prices.

Medium-term, the two big drivers of the decrease we’ve seen over the last six months in natural gas prices have been declining global activity, number one. I should actually say three reasons: declining global activity and hence consumption of natural gas; second, lowered expectations of near-term growth of demand for natural gas for power gen and for petro-chemicals applications; and then the third, the significant success in bringing new natural gas production online in the United States.

And what we see long-term I believe that having additional natural gas supply in the United States is a positive for our business because it will encourage along with carbon capture legislation or CO2 emission caps, I believe it will encourage significant additional use of natural gas in the U.S. market both for power gen and also for transportation fuel.

So, near-term it depresses the level of orders. Medium and longer-term I believe it opens up new applications for Chart and significant demand.

B. Alukos	Great, thanks for the color on that. And then what did you say the kind of the lag time between an increase in the price in natural gas versus increase in activity for Chart? Do you have any idea how long of a time frame? Is it something we should look at natural gas prices closely? I mean, obviously, like you said, long-term it should be net positive, but for monthly price fluctuations is that important to Chart’s revenue growth?

S. Thomas	Probably not. Typically investment decisions are made not based on the spot market for natural gas, but on a view of the long-term trend.

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

B. Alukos	Great. That’s all my questions.

Moderator	Your next question comes from the line of Keith Rosenblum of Care Capital Group. Mr. Rosenblum, your line is open.

I. Kalur	Hi, guys. This is Inda Kalur on behalf of Keith Rosenblum. Just a couple of follow-up questions on the backlog. Are you seeing any significant project delays there or any recent project cancellations?

S. Thomas	There have been project delays on one or two petro-chemical related projects and coal gasification projects. Total delays where projects have been pushed out might account for roughly $18 million. And those are projects that we would still expect to go forward, but perhaps rather than 2009 delivery, it would be in 2010.

I. Kalur	And any cancellations recently in April?

S. Thomas	No.

I. Kalur	Okay. Just another question; are you working on any carbon sequestration projects, either that are ongoing or in the future?

S. Thomas	Yes, there are a number of projects globally that are at relatively early stages. There are also demonstration projects, which use our equipment scattered around the world. None of them are at points where I would be forecasting orders, significant orders in the 2009/2010 time frame. But there are a number of projects under development, including ones that could be included in the U.S. where we would have participation and content.

I. Kalur	Okay, great. Thanks, guys.

Moderator	Your next question comes from the line of Greg McKinley. Mr. McKinley, your line is open.

G. McKinley

Thanks. Just a quick follow-up; can you give us a little more color on what you’re seeing on the acquisition front? I know you indicated you feel comfortable about your cash flow outlook and there may be in this environment some more opportunities to acquire some technologies you currently don’t have in the stable. Are you seeing prices come down as maybe some companies with strong technologies, but weak financial

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

standing need someone to partner up with them, just some color on that, please.

S. Thomas	We are seeing some opportunities. There is still a gap between expectations and where we feel comfortable in the current environment, but we do expect, given the trends and the financing problems that a number of companies are running into in this weak environment, we anticipate there will be more opportunities.

G. McKinley	Okay. Are there any particular service lines that you’d look to be particularly attracted to or any thoughts on that that you can share?

S. Thomas	I prefer not to be specific except to say that they would all be synergistic with our existing lines of business and would be aimed towards the areas that I’ve indicated in this call and previous calls that we think the best market opportunities exist for.

G. McKinley	Okay. Then, finally, what is now your sort of free cash flow expectation for this year?

M. Biehl	We would expect probably somewhere in another $20 million that we will generate over the year and that would be excess and that’s looking at tax payments and our after-tax payments and some acquisitions, potential acquisitions that we have built in. It also is after capital expenditures, which will be somewhere in the $12 million to $16 million range for the year.

G. McKinley	Okay, so $20 million, that’s in the next three quarters or that’s for the full fiscal year?

M. Biehl	That’s the next three quarters.

G. McKinley	Okay, thank you.

Moderator	Your next question comes from the line of Ian Gilbertson of Van Kampen. Mr. Gilbertson, your line is open.

I. Gilbertson	Most of my questions have already been answered. I just had a quick follow-up. Do you have an updated revolver availability, net of LCs?

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

M. Biehl	Right now we are beginning to talk to banks in terms of potentially redoing our revolver, which expires October of next year and we’ll continue that process into the early third quarter with the thought of having something, a revolver either similar or lower than we currently have out there.

As you’re aware, we don’t use it that much, but would expect it still to be in the sort of the $90 million to $100 million range.

S. Thomas	Were you looking for a specific number of what the availability is or just the color that Michael has given?

I. Gilbertson	No, if you had a number, that would be great.

M. Biehl	We have about $79 million available on the current revolver and that’s primarily, the difference is the letters of credit.

I. Gilbertson	Exactly. That’s all I had.

Moderator	Your next question comes from the line of Jeff Spittel of Natixis Bleichroeder. Your line is open.

J. Spittel	Just one follow-up; I know we had talked about this in the prior quarter, the run rate of orders in the Air Cooled Heat Exchangers business and how that might relate to the natural gas directed rig count in North America. Did you start to see the slowdown in terms of order intake in the first quarter as a result of the collapse of the rig count?

S. Thomas	Initially, and surprising to us, no. We believe it’s related to the fact that much of the equipment we were supplying was going to pipeline compression completion so it’s lagging the drilling activity perhaps by six to nine months. But in addition to orders holding up we’ve spoken to the customers and they’re all fairly bullish that their backlogs and their anticipated builds were sound. But, clearly, if we go another year with significantly reduced natural gas drilling it will have an impact on the order intake from that segment of the market.

J. Spittel	Okay, great. Appreciate it, thanks, guys.

Moderator	At this time there are no further questions. Would you like to begin with your closing remarks?

EXHIBIT 99.1

CHART INDUSTRIES

Host: Sam Thomas/Michael Biehl

April 30, 2009/10:30 a.m. EDT

S. Thomas	Yes, thank you. I’d just like to say in closing we’re pleased to be able to demonstrate our ability and our flexibility to manage our costs, to demonstrate that we have a flexible cost structure, but also to assure you that we are putting lots of effort into identifying new opportunities in adjusting to the market conditions. I believe we’re effectively prepared both for a continued decline in industrial activity, although I certainly believe and want to believe in the early signs of a recovery from the financial markets feeding through into our industrial markets.

I think that we’re well-positioned to take advantage of opportunities that come up on the acquisition front and that we are spending a significant amount of time with our customers actively going after both existing applications and new applications. So we feel very well-positioned to continue to do better than average and come out of this recession in an even stronger position than we’ve been.

Thank you very much.

Moderator	This concludes today’s conference call. You may now disconnect and have a great day.